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                                                                 Exhibit (b)(7)

                           HEALTHCARE PROPERTY APPRAISERS
                                  OF AMERICA, INC.

                                Post Office Box 2227
                       Hwy. 64 E., Laurel Terrace, 2nd Floor
                           Cashiers, North Carolina 28717
                                Phone: 704-743-5204
                                 Fax: 704-743-1730

April 10, 1997

Mr. David Brickman
Capitol Senior Living, Inc.
4160 Dallas Parkway
Dallas, Texas 75240

Re:  The Cambridge
     Nursing Home
     Cambridge, Massachusetts

Dear Mr. Brickman:

     HealthCare Property Appraisers of America, Inc. has inspected The Cambridge Nursing Home for the purpose of estimating the Market Value of its fee simple estate as a going concern. All factors which might influence the value of this property were investigated and fully considered to the best of my ability.

     The accompanying report describes the method of appraisal and contains the information necessary for forming realistic conclusions. The supporting data analyses and conclusions are an integral part of this report. The maps, sketches, and statistics are included to aid the reader in visualizing the property. Your attention is directed to the "Underlying Assumptions and Limiting Conditions" section which provides the basis for all conclusions and the Final Value Estimate.

     Based on the enclosed data and analyses, we believe the Subject Property described herein had a Market Value, at Stabilized Rates, Census, and Occupancy, as of April 1, 1997, when the deferred maintenance described herein has been cured:

                                     $1,650,000

     This value estimate included all real and personal property as well as the business value as a Going Concern. The furniture, fixtures and equipment were estimated to have a contributory value of approximately $124,950 and the intangible business assets were estimated to contribute $250,000 to the total value. The real estate alone was estimated to contribute $1,275,050. These estimated contributory values are allocations of the Going Concern and may not represent the amount that would be realized if components were sold separately.

     The above Value Estimate was predicated upon completion of the deferred maintenance of $25,000 and assuming initial Occupancy. To estimate the current "as is" value of the subject property

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at initial occupancy and in its present physical condition, a deduction was made for the cost of new air conditioners required by the city by July 1, 1997. The "as is" value of the subject property was:

                                     $1,625,000

     The value conclusions in this report assume that this property is not subject to any leases or management contracts. After studying the sales histories of similar properties, the Appraiser estimates a reasonable marketing period for the subject property to be twelve months.

     To the best of my knowledge, this report conforms to the current requirements prescribed by the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation (as required by the Financial Institutions Reform, Recovery and Enforcement Act or FIRREA) and the Appraisal Institute.

     This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

SPECIAL CONDITION

     After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

     I appreciate the opportunity to provide these appraisal services to you. If you have any questions on this report or any other matters, please do not hesitate to call.


                                       Respectfully submitted,


                                       J. MICHAEL BURROUGHS, MAI, SRA
                                       State Certified General Appraiser, #A218
                                       President

JMB:ela


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                         SUMMARY OF IMPORTANT CONCLUSIONS

                  SELF-CONTAINED REPORT OF A COMPLETE APPRAISAL

Subject Property:                            The Cambridge
                                             Nursing Home

Property Location:                           1 Russell Street
                                             Cambridge, massachusetts

Effective Date:                              April 10, 1997

Report Date:                                 April 1, 1997

Purpose of Appraisal:                        Market Value

Area of Site:                                21,600 sf (approx.)

Highest and Best Use:                        For nursing home Use

Improvements:

     Number of Units:                        119 Beds
     Building Size:                          24,700 sf (approx.)
     Building Date:                          1967

Economics:

     Gross Income:                             $ 5,557,800

     Vacancy:
     Effective Gross Income:                     ( 166,734)
                                               ------------
     Expenses:                                 $ 5,391,066
     Net income:                                (5,223,318)
                                               ------------
                                               $   167,748

Indicated Values:

     Cost Approach                           $1,590,000

     Income Capitalization Approach:         $1,450,000

     Sales Comparison Approach:              $1,500,000 to $1,650,000


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Final Estimated Market Value
After Curing Deferred Maintenance
and At Stabilized Occupancy:

     Land (p 59)                                  $  550,000

     Bldg.                                        $  725,000

     Real Estate                                  $1,275,050

     Personal Property                            $  124,950

     Business Value                               $  250,000
                                                  ----------
     Total Property                               $1,650,000

Final Estimated Market Value "As Is":

     Real Estate                                  $1,275,050


     Personal Property                            $  100,000

     Business Value                               $  250,000
                                                  ----------
     Total Property                               $1,625,000


After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.


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